September 17, 2009

Board of Directors
Eagle Rock Energy G&P, L.L.C.
as the ultimate general partner of Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060

Members of the Board of Directors:

Natural Gas Partners VII, L.P. (“NGP7”) and Natural Gas Partners VIII, L.P. (“NGP8”), together for themselves and on behalf of certain controlled affiliates including Eagle Rock Holdings, L.P. (“ERH”) and co-investors, are for convenience collectively referred to in this letter as “NGP.”

NGP hereby proposes a combination of transactions with the goal of Eagle Rock Energy Partners, L.P.  (the “Issuer”):  (1) reducing its indebtedness, (2) improving its liquidity and capital position, (3) simplifying its structure, and (4) enhancing its ability to endure adverse macroeconomic and industry factors in the event they persist or worsen.

The Issuer has previously disclosed publicly (including in its 10-Q and 8-K filings) its goal of reducing outstanding indebtedness and the influence that factors - such as commodity prices, drilling activity, capital availability, potential acquisitions, and borrowing base determinations - will have on the Issuer’s ability to achieve that goal.  NGP is of the view that the Issuer currently should obtain comprehensive financing and restructuring that provides additional equity capital and stability.  Consequently, NGP believes that its back-stop for an equity rights offering and public equity offering, as well as the related Transactions outlined in the term sheet, present the best strategic alternative currently available to the Issuer to maximize unit-holder value.

This proposal is outlined in more detail in the attached term sheet (please see Attachment A hereto, the “Term Sheet”).  The transactions outlined in the Term Sheet, which if agreed to by the Issuer will be more particularly set forth in definitive agreements (collectively, the “Transactions”), consist primarily of:

(a)	an equity rights offering;
(b)	NGP equity investment commitments to support a portion of the rights offering and below public offering;
(c)	NGP’s commitment to purchase royalty and mineral assets, subject to a go-shop process and period;
(d)	a public equity offering by the Issuer;
(e)	transfer by ERH to the Issuer of:
-	49% of Eagle Rock Energy G&P, L.L.C. (“G&P LLC”, which is the general partner of the Issuer’s general partner), and
-	100% of the outstanding subordinated units of the Issuer;
(f)	an option in favor of the Issuer to later acquire:
-	the remaining 51% of G&P LLC, and
-
all of the outstanding limited partner interests of the Issuer’s general partner (Eagle Rock Energy GP, L.P. (“ERGP”))  and all incentive distribution rights held by ERGP, and upon exercise of such option,  the Issuer would partially reconstitute the Board of Directors of G&P LLC; and

(g)
a payment by the Issuer to NGP of a cash fee (subject to most of this fee being callable by the Issuer for reinvestment as part of the public equity offering back-stop commitment provided in the Term Sheet) as consideration for NGP’s participation in the foregoing.

NGP expects that the Issuer’s senior management team and valuable employee base would remain in place, and NGP proposes some new equity incentives to management as part of the proposed Transactions.

As the founding sponsor and controlling stakeholder of the Issuer, NGP believes that it is well-positioned to negotiate and complete the proposed Transactions in an expedited manner with a high degree of closing certainty.  NGP will not require debt financing to consummate the Transactions, and NGP’s obligations regarding the closings will not be conditioned on obtaining financing.  NGP does not anticipate that any regulatory approvals will be impediments to the closings.  As further mentioned in the Term Sheet, closing of the Transactions will be conditioned on customary conditions for transactions of this type.  We are prepared to work toward definitive agreements that reflect this proposal.

NGP expects that the Issuer will ask the conflicts committee of the board of directors to evaluate this proposal.  The Term Sheet reflects that the Transactions will be subject to the approval of a majority of the disinterested public unit-holders of the Issuer.  NGP supports the referral of this proposal to the conflicts committee and supports engagement of financial and legal advisors by the conflicts committee to assist the committee in evaluating the Transactions.  NGP welcomes the opportunity to present this proposal to the conflicts committee and its advisors as soon as possible.

NGP expects to make appropriate filings on Schedule 13D disclosing this proposal with respect to the Issuer promptly after delivery of this letter and its Term Sheet.

This proposal is non-binding, and thus no agreement, arrangement or understanding between the parties with respect to this proposal or any other transaction shall be created until such time as mutually satisfactory definitive documentation is executed and delivered.

NGP and our counsel look forward to working with the Issuer, the conflicts committee and their advisors toward completing mutually acceptable Transactions that are attractive to the Issuer’s public unit-holders.  If you have any questions, please contact me.

NATURAL GAS PARTNERS VII, L.P.		NATURAL GAS PARTNERS VIII, L.P.
By:	G.F.W. Energy VII, L.P., its general partner	By:	G.F.W. Energy VIII, L.P., its general partner
By:	GFW VII, L.L.C., its general partner	By:	GFW VIII, L.L.C., its general partner

By:	/s/ Kenneth A. Hersh	By:	/s/ Kenneth A. Hersh
	Kenneth A. Hersh		Kenneth A. Hersh
	Authorized Member		Authorized Member

Attachment A to NGP Letter
PRELIMINARY TERM SHEET

draft date September 17, 2009

This Preliminary Term Sheet is intended as an outline only and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the transactions contemplated hereby.

Parties:

Issuer:	Eagle Rock Energy Partners, L.P. (the “Issuer”).

ERH:	Eagle Rock Holdings, L.P. (“ERH”), which wholly-owns G&P LLC and the limited partnership interests of ERGP

NGP:	Natural Gas Partners VII, VIII and/or IX, L.P. and certain affiliates (which may include ERH) and co-investors (collectively, “NGP”)

ERGP:	Eagle Rock Energy GP, L.P. (“ERGP”), which is the general partner of the Issuer

G&P LLC:	Eagle Rock Energy G&P, L.L.C. (“G&P LLC”), which is the general partner of ERGP

Transactions:
A combination of transactions consisting primarily of (a) a rights offering; (b) NGP equity investment commitments to support the rights offering and below public equity offering; (c) NGP’s commitment to purchase royalty and mineral assets, subject to a go-shop right of the Issuer; (d) a public equity offering by the Issuer; (e) transfer by ERH to the Issuer of 49% of G&P LLC and the outstanding subordinated units of the Issuer; (f) an option in favor of the Issuer to acquire the Issuer’s outstanding general partner units and incentive distribution rights (by acquiring ERGP) and the remaining equity of G&P LLC and at such future time, if any, partially reconstitute the Board of Directors of G&P LLC; and (g) a payment by the Issuer to NGP of a cash fee (subject to being callable by the Issuer for reinvestment as provided below) as consideration for NGP’s participation in the foregoing, all as substantially outlined in this Term Sheet and as to be more particularly set forth in the Definitive Agreements described below (collectively, the “Transactions”)

RIGHTS OFFERING:
On or as soon as practicable following the Approval Date, the Issuer will make a rights offering, completed no later than the 30th day following the Approval Date (defined below), by distributing to the Issuer’s existing unit holders 0.35 rights per common unit outstanding.  Each right would be detachable, and each whole right would entitle the holder to purchase a newly-issued common unit of the Issuer for $2.50 no later than the 21st day following issuance of the rights (the “Exercise Period”).  In light of the Issuer being prohibited from issuing fractional units, each holder would be eligible to exercise for a number of units that is rounded-down to the nearest whole common unit.

In addition, together with each common unit that is issued on account of rights properly exercised in the Rights Offering, (including in the oversubscription round(s) described immediately below), the Issuer will issue a detachable warrant entitling the holder to purchase, during the 2-year period following issuance, a common unit at an exercise price of $6 (the “Warrants”).  The Warrants (and underlying common units issuable upon exercise of the Warrants) would be registered (or have registration rights) as provided below in a manner that makes them publicly-tradeable.

Each subscriber will also have oversubscription privileges (permitting such subscriber to increase its participation by purchasing, at $2.50 per unit, any common units not subscribed to by other rights holders as of the close of the Exercise Period) subject to a pro-rata allotment among such participating subscribers of the common units available for purchase.  The rights (and underlying common units issuable upon exercise of the rights)  would be registered in a manner that makes them publicly-tradeable.

NGP would exercise, and cause to be exercised, all of the rights received on account of approximately 8,700,169 aggregate common units currently owned by ERH, Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., and Montierra Minerals & Production, L.P. and its general partner Montierra Management, LLC.  Such entities’ participation in the Rights Offering would provide a cash investment of approximately $7,612,648, which equals 8,700,169 units x .35 rights per unit x $2.50 exercise price.

Equity Offering:
Issuer will use its best efforts to register and complete a public offering of no more than $105 million of common units at a per-unit price to the public of not less than $3.10 (the “Public Equity Offering”), to be marketed and then completed, if at all, no later than 3 months following the Approval Date.  The Issuer’s Pricing Committee for the Public Equity Offering will not include representatives of NGP.

NGP CALLABLE
INVESTMENT
COMMITMENT:
NGP agrees to act as a standby purchaser of common units to the extent, if any, that the aggregate amounts raised in the Public Equity Offering fall short of $105 million, with NGP’s such investment obligations not to exceed $73,887,352 (which is calculated by $50,000,000, plus NGP’s $31,500,000 cash Transaction Fee which can be called back for reinvestment per below, minus the $7,612,648 rights offering commitment above) at a price equal to $3.10 per unit (up to 23,834,630 newly-issued common units to NGP), to be called at the Issuer’s election and issued either (i) as part of the Public Equity Offering, or (ii) in a private placement under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to another available exemption under the Securities Act no later than 3 months following the Approval Date (the “Callable Standby Commitment”).

Acquisition of
Royalty and Mineral
Interests:

Purchase:
On the Approval Date, NGP would be obligated to purchase (and the Issuer would be obligated to sell) all of Issuer’s royalty and mineral assets (the “R&M Assets”) for $135 million cash pursuant to a mutually-agreed asset purchase agreement having as its effective date the Approval Date (the “R&M Asset Purchase Agreement”).  The closing date of the sale of the R&M Assets to NGP would be agreed to in the R&M Asset Purchase Agreement, but would not occur prior to the end of the Marketing Period (defined below) or later than 30 days after the end of the Marketing Period.

Go-Shop
Period:
For 60 days following the Approval Date (the “Marketing Period”), the Issuer will have the right to enter into a purchase and sale agreement (that does not have any financing conditions or other buyer right or excuse not to close related to financing or available funds) for the sale of the R&M Assets to a third party for a cash price in excess of $135 million for the R&M Assets, in which case the Issuer may cancel the sale of the R&M Assets to NGP if the Issuer closes the sale of the R&M Assets to such third party within 40 days after expiration of the Marketing Period.

Acquisition of
49% of G&P LLC and
Sub-Units
NGP would cause ERH to assign to the Issuer 49% of the issued and outstanding LLC interests of G&P LLC and 20,691,495 subordinated units of the Issuer (the “Sub Units”) on the date that the Transaction Fee is paid.

Option to Acquire
IDRs and GP Units:
ERH will, and shall cause ERGP to, give the Issuer the option (the “GP Option”, which would be exercisable at the election of the disinterested board members of G&P LLC) for 1 year following the Approval Date to acquire all the issued and outstanding equity interests of ERGP (which owns 844,551 general partner units of the Issuer (the “GP Units”) and all incentive distribution rights associated with the Issuer (the “IDRs”)), as well as the remaining 51% of the issued and outstanding LLC interests of G&P LLC, for an exercise price of the issuance of an additional 1,000,000 common units of the Issuer (the “Exchanged Common Units”).  The Exchanged Common Units will be issued in a private placement under Section 4(2) of the Securities Act or pursuant to another available exemption under the Securities Act.

BOARD AND
GOVERNANCE
CHANGES:
Upon future exercise, if any, of the GP Option, the Issuer (as sole owner of G&P LLC) will reconstitute the board of G&P LLC to include 2 new additional independent directors so that such reconstituted board shall have 9 directors, comprised of 5 independent members nominated by the Board (or, if otherwise required by law or regulation, by the other independent directors or by the Issuer’s unitholders) and elected by the voting unit holders, 1 member nominated and elected by Issuer senior management, and 3 nominated and elected by ERH (the “Board Changes”).

Approvals/Amendments:
In connection with the Transactions, the Issuer will schedule a special meeting of its unit holders (the “Unitholder Meeting”) at which the Issuer will seek approval from the holders of its units as described below under “Conditions to Closing.”  Such sought approvals will include the Issuer being entitled in the future to do the following in connection with its timely and otherwise valid exercise, if any, of the GP Option (the “Approvals”):

(i)	the issuance of the Exchanged Common Units in exchange for the equity of ERGP and G&P LLC not already owned; and

(ii)
amendments to the Issuer’s partnership agreement eliminating the Issuer’s Minimum Quarterly Distribution, and all continued accrual of distribution arrearages, and implementing the Board Changes, from and after the date of exercise, if any, of the GP Option.

The Issuer will agree not to commence either the Rights Offering or Public Equity Offering unless and until the unit holders approve the Approvals (such date of approval, the “Approval Date”).

The Issuer will be obligated to reimburse ERH, NGP, G&P LLC, and ERGP for all of their fees and expenses incurred in connection with the Transactions regardless of whether or not the Issuer’s unit holders vote in favor of the Approvals.

NGP Consideration:
As consideration for NGP’s actual and contingent commitments, obligations, undertakings, and participation in connection with the Transactions, on the Approval Date NGP will earn a cash transaction fee of $31.5 million(the “Transaction Fee”) and a cash advisory fee of $5 million (the “Advisory Fee”).

The Issuer will pay NGP such $31.5 million cash Transaction Fee no later than the completion of the Rights Offering.  Over and above NGP’s participation in the Rights Offering and as part of its Callable Standby Commitment obligations as provided above, the Issuer can require NGP to invest its proceeds of such $31.5 million cash Transaction Fee in the Issuer by purchasing common units, for $3.10 per unit, either (i) as part of the Public Equity Offering, or (ii) in a private placement under Section 4(2) of the Securities Act or pursuant to another available exemption under the Securities Act no later than 3 months following the Approval Date.

The $5 million cash Advisory Fee will be paid to NGP upon the closing of the sale (to any party including NGP) of the R&M Assets.

Closing:	The closing (the “Closing”) of the Transactions shall occur as provided herein and otherwise as soon as reasonably practical following the Approval Date.

Definitive

Agreements:
The matters set forth herein are contingent on the satisfaction of certain conditions, including, without limitation, approval of the Issuer’s conflicts committee of G&P LLC, the satisfactory completion of the negotiation, execution, and delivery of definitive agreements among the Parties setting forth in detail the terms, provisions, and conditions for the Transactions (the “Definitive Agreements”), including without limitation, an agreement evidencing NGP’s agreement to purchase units as provided herein and the R&M Asset Purchase Agreement, both of which shall contain customary representations, conditions and covenants.  Such agreements shall expressly state that closings thereunder shall be contingent on the unit holders of the Issuer approving the Transactions and the Approvals at the Unitholder Meeting.  The Definitive Agreements shall state that Issuer shall reimburse ERH, ERGP, G&P LLC, and NGP at the Closing for its costs and expenses incurred in connection with the Transactions.

Use of Proceeds:
Proceeds from the Rights Offering, the Public Equity Offering if any, NGP’s Callable Standby Commitment (including the reinvestment of NGP’s cash Transaction Fee) if any, and the sale of the R&M Assets will be used by Issuer (i) to pay down existing debt of the Issuer, and (ii) for other general corporate purposes.

Management Options:
NGP will support (and to the extent necessary and permitted, vote its units in favor of) the establishment, effective only following the Approval Date and at the closing of the Transactions, of options (or rights or other forms of grants) to management to acquire 8 million common units of the Issuer (the “New Incentives”).  5 million of the New Incentives would have an exercise price of $3.10 and a 10 year term, and all New Incentives would have vesting attributes to be determined by the board of G&P LLC (and/or its compensation committee, as applicable) including taking into account certain applicable tax implications.

Registration Rights:
The Issuer will ensure that, if the GP Option is exercised, NGP and ERH and their affiliates and distributees will have registration rights for two years thereafter equivalent to those NGP and ERH would have had during such period had the GP Option not been exercised.

Sequencing:	NGP anticipates that the following steps shall be taken in the following order:

•	As soon as reasonably practical, the Parties will negotiate and enter into the Definitive Agreements;

•	The Issuer will file with the SEC a proxy statement for the Unitholder Meeting;

•	When SEC review (if any) is complete, the Issuer will mail the proxy statement to its unit holders and convene the Unitholder Meeting; and

•	After the Approval Date, the parties will carry out the Transactions, subject to the below conditions.

Conditions to Closing:
All aspects of the Transactions, including any and all of NGP’s obligations to consummate its roles therein, will be conditioned on the satisfaction of customary conditions for a transaction of this nature, including:

•
Approval by a majority of the Issuer’s outstanding disinterested common units (e.g., not beneficially owned by NGP and other insiders) of (i) the New Incentives, (ii) the Public Equity Offering, NGP Callable Standby Commitment, and Rights Offering, (iii) the Approvals, and (iv) the payment to NGP of the $31.5 million cash Transaction Fee and the reinvestment, if applicable, of such fee as provided above (the date of such approvals is the “Approval Date”);

•	Completion of the Definitive Agreements to the reasonable satisfaction of the Issuer, ERH, and NGP;

•
Prior to the Approval Date, the average of the Issuer’s common unit closing prices on Nasdaq for the immediately preceding 10 consecutive trading days shall as of no day (prior to the Approval Date) be less than $2.00 (however, the R&M Asset Purchase Agreement will remain enforceable for 90 days following NGP invoking this condition failure in termination of the other Transactions, with the effective date of the R&M Asset Purchase Agreement then becoming such termination date);

•	The absence of a material adverse change (to be specified) in the Issuer and its operations prior to the Approval Date or any other applicable date set forth in the Definitive Agreements;

•	No material consents (governmental or otherwise) required to consummate any of the Transactions; and

•	Other customary conditions to closing.

This Term Sheet summarizes the principal terms with respect to the Transactions, subject to formal documentation and approvals.  This Term Sheet (i) should be viewed as an indication of interest only regarding the Transactions on the general terms and conditions outlined herein and (ii) does not create a binding obligation among the Parties.